UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  May 14, 2013

COMSTOCK RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

STATE OF NEVADA	001-03262	94-1667468
(State or other jurisdiction incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5300 Town And Country Boulevard
Suite 500
Frisco, Texas 75034
(Address of principal executive offices)

(972) 668-8800
(Registrant's Telephone No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.    Completion of Acquisition or Disposition of Assets.

On May 14, 2013, Comstock Resources, Inc. ("Comstock" or the "Company") announced that it had completed the divestiture of its West Texas operations with the closing of the sale of its oil and gas properties in Reeves and Gaines counties in West Texas to Rosetta Resources Inc.  Comstock received $811 million in net cash proceeds from this sale, which funds were used to repay amounts outstanding under the Company's bank credit facility, with the balance being retained for working capital and other purposes.  A copy of this press release is attached hereto as Exhibit 99.1.

Item 8.01.    Other Events.

On May 15, 2013, the Board of Directors of the Company announced that it had declared its first dividend payable to stockholders and has approved an open market share repurchase plan following the divestiture of the Company's West Texas oil and gas properties. A dividend of $0.125 per share will be paid on June 15, 2013 to all stockholders of record on May 31, 2013.  The Board also approved an open market share repurchase plan which permits the Company to repurchase up to $100 million of its common stock in the open market.  A copy of this press release is attached hereto as Exhibit 99.2.

Item 9.01.    Financial Statements and Exhibits.

(d)  Exhibits.

99.1	Press release dated May 14, 2013
99.2	Press Release dated May 15, 2013
99.3	Fifth Amendment to Third Amended and Restated Credit Agreement and Guaranty

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMSTOCK RESOURCES, INC.

Dated: May 16, 2013	By:	/s/ ROLAND O. BURNS
Roland O. Burns
President, Chief Financial Officer and Secretary